Exhibit 10.10
PROVIDENCE ADMINISTRATIVE CONSULTING SERVICES, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
RECITALS
This Nonqualified Deferred Compensation Plan (the “Plan”) is adopted by Providence Administrative Consulting Services, Inc. (the “Company”), a California corporation, for the benefit of certain Eligible Employees of the Company. The purpose of the Plan is to offer a selected group an opportunity to elect to defer a portion of their Bonus Compensation that would otherwise be payable to them, and to provide a deferred compensation vehicle to which the Company may credit Discretionary Contributions and Matching Contributions pursuant to the terms of the Plan.
The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated Employees and independent contractors, and as such, is intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974 by operation of sections 201(2), 301(a)(3) and 401(a)(1) thereof.
The Plan is intended to comply in form and operation with all applicable law, including, to the extent applicable, the requirements of Internal Revenue Code Section 409A and will be administered, operated and construed in accordance with this intention.
Accordingly, the Plan is adopted, effective as of February 1, 2020.
ARTICLE 1
Definitions
This Article provides definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:
1.1    “Account” shall mean all bookkeeping accounts pertaining to a Participant which are maintained by the Plan Administrator or Plan recordkeeper to reflect the Company’s obligation to the Participant under the Plan, including a Deferral Account, a Discretionary Contribution Account, and a Matching Contribution Account. To the extent that it is considered necessary or appropriate to reflect the entire interest of the Participant under the Plan, the Plan Administrator or Plan recordkeeper shall maintain additional subaccounts. The Account and any subaccounts shall be used solely as a device to measure and determine the amounts, if any, to be paid to the Participant or his Beneficiary under the Plan.
1.2    “Affiliate” shall mean any corporation, partnership, joint venture, association, or similar organization or entity, other than the Company, that is a member of a controlled group of corporations in which the Company is a member, as defined in Section 414(b) of the Code and all other trade or business (whether or not incorporated) under common control of or with the Company, as defined in Section 414(c) of the Code.

1.3    “Beneficiary” or “Beneficiaries” shall mean one or more persons or trusts, designated by a Participant in accordance with the Plan, that are entitled to receive benefits under the Plan upon the death of the Participant.
1.4    “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that a Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
1.5    “Bonus Compensation” shall mean amounts paid to a Participant by the Company in the form of discretionary or incentive compensation or any other bonus designated by the Company before reductions for contributions to or deferrals under any pension, deferred compensation, or benefit plans sponsored by the Company.
1.6    “Cause” shall mean conduct by a Participant determined by the Company to be: (a) gross negligence or willful malfeasance in the performance of his or her duties; (b) actions or omissions that harm the Company and are undertaken or omitted knowingly or are criminal or fraudulent or involve material dishonesty or moral turpitude; (c) being indicted in a court of law for any felony or for a crime involving misuse or misappropriation of Company funds; or (d) breach of fiduciary duty to the Company.
1.7    “Change in Control” shall mean and shall include a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii); however, a Change in Control shall not be deemed to have occurred if the aforementioned changes involve the purchase or acquisition of shares or assets by immediate family members of the shareholders of record as of the Effective Date of this Plan.
1.8    “Claimant” shall mean a Participant or a Beneficiary who believes that he or she is entitled to a benefit under this Plan or is being denied a benefit to which he or she is entitled hereunder.
1.9    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, or any successor statue, and the Treasury Regulations and other authoritative guidance issued thereunder.
1.10    “Company” shall mean Providence Administrative Consulting Services, Inc., and its successors and assigns, unless otherwise provided in this Plan, or any other corporation or business organization which, with the consent of Providence Administrative Consulting Services, Inc. or its successors or assigns, assumes the Company’s obligations under this Plan, or any Affiliate which agrees, with the consent of Providence Administrative Consulting Services, Inc. or its successors or assigns, to become a party to the Plan.
1.11    “Deemed Investment” shall mean the notional conversion of the balance held in a Participant’s Account into shares or units of the Deemed Investment Options that are used as measuring devices for determining the value of the Participant’s Account.

1.12    “Deemed Investment Options” shall mean the hypothetical securities or other investments described under Section 5.1 which the Plan Administrator may select to be used as measuring devices to determine the Deemed Investment gains or losses of a Participant’s Account. The Participant shall have no real or beneficial ownership in the security or investment represented by the Deemed Investment Options.
1.13    “Deferral Account” shall mean: (a) the sum of a Participant’s Deferral Amounts (if any), plus (b) Deemed Investment gains or losses thereon, less (c) all distributions made to the Participant or his or her Beneficiary, and tax withholding amounts (if any) deducted from the Participant’s Deferral Account.
1.14    “Deferral Amount” shall mean that portion of a Participant’s Bonus Compensation that the Participant elects to defer for a Performance Period.
1.15    “Deferral Election” shall mean an election by an Eligible Employee on an Election Form approved by the Plan Administrator to defer a portion of his or her Bonus Compensation in accordance with the provisions of Article 3.
1.16    “Disabled” or “Disability” shall be defined as a condition of a Participant whereby he or she has been deemed disabled by the Social Security Administration or has been determined to be disabled in accordance with a disability insurance program of the Company, provided that the program covers the Participant and the definition of disability applied under such program complies with Code Section 409A. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or disability insurance provider’s determination.
1.17    “Discretionary Contribution” shall mean the deferred compensation amount credited on behalf of a Participant to the Discretionary Contribution Account, as described in Article 4.
1.18    “Discretionary Contribution Account” shall mean: (a) the sum of the Discretionary Contribution amounts (if any), plus (b) Deemed Investment gains or losses thereon, less (c) all distributions made to the Participant or his or her Beneficiary, and tax withholding amounts (if any) deducted from the Discretionary Contribution Account.
1.19    “Effective Date” shall mean February 1, 2020.
1.20    “Election Form” shall mean the form or forms established from time to time by the Plan Administrator (in a paper or electronic format) on which a Participant makes certain designations as required under the terms of this Plan.
1.21    “Eligibility Date” shall mean the date designated by the Plan Administrator on which an Eligible Employee shall become eligible to participate in the Plan.

1.22    “Eligible Employee” shall mean an Employee who is selected by the Company to participate in the Plan. Participation in the Plan is limited to a select group of the Company’s key management or highly compensated employees.
1.23    “Employee” means an individual who provides services to the Company in the capacity of a common law Employee of the Company.
1.24    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.25    “Matching Contribution” shall mean the deferred compensation amount(s), if any, credited on behalf of a Participant by the Company, in its discretion, to the Participant’s Matching Contribution Account.
1.26    “Matching Contribution Account” shall mean: (a) the sum of a Participant’s Matching Contributions credited by the Company to a Participant’s Matching Contribution Account, plus (b) Deemed Investment gains or losses credited or debited thereon, less (c) all distributions made to the Participant or his or her Beneficiary, and tax withholding amounts deducted (if any) from said Account.
1.27    “Participant” shall mean each Eligible Employee who has met the requirements of participation under Article 2 and who participates in the Plan in accordance with the terms and conditions of the Plan.
1.28    “Participation Agreement” shall mean the agreement executed by the Eligible Employee whereby he or she agrees to participate in the Plan.
1.29    “Performance Period” shall mean, with respect to any Bonus Compensation, the period of time over which such Bonus Compensation is earned.
1.30    “Plan” shall mean this Providence Administrative Consulting Services, Inc. Nonqualified Deferred Compensation Plan agreement, Participation Agreements, Beneficiary Designation Forms and Election Forms, as amended from time to time. For purposes of Section 409A, the portion of the amounts deferred by a Participant and Deemed Investment gains or losses thereon, shall be considered an elective account balance plan as defined in Treasury Regulation §1.409A-1(c)(2)(i)(A), or as otherwise provided by the Code; the portion of the amounts deferred as Discretionary Contributions and Deemed Investment gains or losses thereon, shall be considered a nonelective account balance plan as defined in Treasury Regulation §1.409A-1(c)(2)(i)(B), or as otherwise provided in the Code.
1.31    “Plan Administrator” shall mean the Company’s board of directors, or any committee of the board of directors duly authorized to act as Plan Administrator of the Plan, or any individual or entity duly authorized by the Plan Administrator to act on its behalf with respect to the Plan. No person who is a Plan Administrator shall participate in an action on a matter which applies solely to that person. If a Participant is part of a group of persons designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under this Plan.
1.32    “Plan Year” shall mean, for the first Plan Year, the period beginning on the Effective Date of the Plan and ending December 31 of the same calendar year; and thereafter shall mean a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year during whic0h the Plan is in effect.
1.33    “Section 409A” shall mean Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.
1.34    “Separation from Service” or “Separates from Service” shall mean an anticipated permanent reduction in the level of bona fide services to be performed by the Participant to twenty percent (20%) or less of the average level of bona fide services performed by the Participant over the immediately preceding 36-month period (or the full period during which the Participant performed services for the Company, if that is less than 36 months). Whether a Participant has had a Separation from Service shall be determined pursuant to Section 409A.
1.35    “Treasury Regulation” or “Treasury Regulations” shall mean the regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.
1.36    “Unforeseeable Emergency” shall mean: (a) a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependents (as defined in Code Section 152 (without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B))); (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Plan Administrator will determine whether a Participant incurs an Unforeseeable Emergency based on the relevant facts and circumstances and in accordance with Treasury Regulations §1.409A-3(i)(3).
1.37    “Valuation Date” shall mean the date through which Deemed Investment gains and/or losses are credited or debited to a Participant’s Account(s). The Valuation Date shall be as close to the payout or other event triggering valuation as is administratively feasible. The Valuation Date shall be interpreted as each day at the close of business of the New York Stock Exchange (currently 4:00 p.m. Eastern Time), on days that the New York Stock Exchange (NYSE) is open for trading or any other day on which there is sufficient trading in securities of the applicable fund to materially affect the unit value of the fund and the corresponding unit value of the Participant’s Deemed Investment Option(s).
1.38    “Year of Plan Participation” shall mean a twelve (12) month period during which a Participant is employed on a full-time basis by the Company, inclusive of any approved leaves of absence, beginning on the Participant’s Eligibility Date.

ARTICLE 2
Eligibility and Participation
2.1    Requirements for Participation. Every Eligible Employee selected by the Company on the Effective Date shall be eligible to become a Participant on the Effective Date. Before the beginning of each Plan Year, or such other times during the Plan Year deemed necessary in the discretion of the Company, the Company shall select those Employees who shall be Eligible Employees for such Plan Year.
2.2    Election to Participate. Each Eligible Employee may become a Participant in the Plan by executing and submitting to the Plan Administrator, a Participation Agreement, Deferral Election, a Beneficiary Designation Form, and any other required Election Forms within the time period specified by the Plan Administrator and Section 409A. If an Eligible Employee fails to meet all requirements contained in this Section within the period required, that Eligible Employee shall not be entitled to participate in the Plan during such Plan Year. In addition, the Plan Administrator may establish, from time to time, such other enrollment requirements as it determines in its sole discretion are necessary or desirable.
2.3    Re-employment. The re-employment of a former Participant by the Company shall not entitle such individual to become a Participant hereunder. Such individual shall not become a Participant until the individual is again designated as an Eligible Employee in accordance with Section 2.1. If a Participant who has experienced a Separation from Service is receiving installment distributions and is re-employed by the Company, distributions due to the Participant shall not be suspended.
2.4    Ceasing to be an Eligible Employee. The Plan Administrator may remove an Eligible Employee from further active participation in the Plan at its discretion. If this occurs, the Employer shall cease Discretionary and Matching Contributions and the Participant shall be prevented from making Deferral Elections for subsequent Plan Years. Any existing Deferral Election shall continue in effect for the remainder of the Plan Year and may only be cancelled in accordance with Section 3.4(b) hereof.
2.5    Termination of Participation. A Participant will cease to be a Participant as of the date on which his or her entire Account balance has been distributed or forfeited.
ARTICLE 3
Participant Elective Deferrals
3.1    Minimum and Maximum Deferral Limits. For each Performance Period, a Participant shall specify the percentage or dollar amount of Bonus Compensation to be deferred, subject to the minimums or maximums (if any) established by the Plan Administrator and communicated to the Participant on the Election Form.
3.2    Deferral Elections – First Year of Eligibility.
(a)    Application. This Section applies to each Eligible Employee who first becomes eligible to participate in the Plan and is offered the opportunity to defer compensation by the Plan Administrator. The Plan Administrator shall determine (in accordance with Treasury Regulation §1.409A-2(a)(7)(ii)) the date upon which a Participant who ceased being eligible to participate in the Plan can again become eligible to participate in the Plan.
(b)    Deferral Election. An Eligible Employee may elect to defer receipt of Bonus Compensation earned during a Performance Period by filing a Deferral Election with the Plan Administrator by, and it shall become irrevocable as of, the thirtieth (30th) day following the Participant’s Eligibility Date (or such earlier date as specified by the Plan Administrator). Where a Deferral Election is made in the first year of eligibility but after the commencement of the Performance Period, then, except as otherwise provided in Section 3.3 below, the Deferral Election shall only apply to that portion of Bonus Compensation earned for such Performance Period equal to the total amount of the Bonus Compensation earned during such Performance Period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable and ending on the last day of the Performance Period, and the denominator of which is the total number of days in the Performance Period.
3.3    Annual Deferral Elections. Unless Section 3.2 applies, each Eligible Employee may elect to defer receipt of Bonus Compensation for a Performance Period by filing a Deferral Election with the Plan Administrator by, and it shall become irrevocable following, December 31st (or such earlier date as specified by the Plan Administrator on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Bonus Compensation would otherwise be earned. If the Company has a fiscal year other than the calendar year, Bonus Compensation relating to services in the fiscal year of the Company, of which no amount is paid or payable during the fiscal year, may be deferred at the Participant’s election if the Deferral Election is made not later than the close of the Company’s fiscal year next preceding the first fiscal year in which the Participant performs any services for which such Bonus Compensation is payable. Any Deferral Election with respect to Bonus Compensation that constitutes “performance-based compensation” under Treasury Regulation §1.409A-1(e)(1), must be filed with the Plan Administrator by, and shall become irrevocable as of, the date that is six (6) months before the end of the applicable Performance Period (or such earlier date as specified by the Plan Administrator on the Deferral Election), provided that in no event may such Deferral Election be filed after such Bonus Compensation has become “readily ascertainable” within the meaning of Section 409A.
3.4    Duration and Cancellation of Deferral Elections.
(a)    Duration. Once irrevocable, a Deferral Election shall only be effective for the calendar year with respect to which such election was timely filed with the Plan Administrator. Except as provided in Section 3.4(b), a Deferral Election, once irrevocable, cannot be cancelled or altered during a calendar year.

(b)    Cancellation.
(i)    Pursuant to Treasury Regulation §1.409A-3(j)(4)(viii), the Plan Administrator shall cancel a Participant’s Deferral Election due to an Unforeseeable Emergency, or due to a hardship distribution pursuant to Treasury Regulation §1.401(k)-1(d)(3).
(ii)    If a Participant’s Deferral Election is cancelled with respect to a particular Plan Year, he or she may complete a new Deferral Election for a subsequent Plan Year, only in accordance with Section 3.3.
ARTICLE 4
Crediting of Amounts
4.1    Withholding and Crediting of Deferral Amounts. For each Plan Year, the Deferral Amount shall be withheld and credited to the Deferral Account as soon as administratively feasible following the time the amounts would otherwise be paid to the Participant.
4.2    Crediting of Discretionary and Matching Contributions. Each Plan Year, the Company may make a Discretionary Contribution and/or a Matching Contribution to the Plan on behalf of a Participant in such amount(s) as the Company shall determine in its sole discretion. The Company is under no obligation to make a Discretionary Contribution or a Matching Contribution for a Plan Year, and such contributions, if made, need not be uniform among Participants. Discretionary and Matching Contributions shall be credited to the Discretionary Contribution Account and Matching Contribution Account, respectively, on such date(s) determined by the Company.
ARTICLE 5
Deemed Investment Gains or Losses
5.1    Deemed Investment Options. The Plan Administrator will determine the available Deemed Investment Options for purposes of crediting or debiting the Deemed Investment gains or losses to the Account. The Plan Administrator may discontinue, substitute, or add Deemed Investment Options in its sole discretion on a prospective basis. Any discontinuance, substitution, or addition of a Deemed Investment Option will take effect as soon as administratively practicable. The Deemed Investment Options are to be used for measurement purposes only, and the Plan Administrator’s selection of any such Deemed Investment Option, the allocation of such Deemed Investment Options to the Account, the calculation of additional amounts, and the crediting or debiting of such amounts to the Account shall not be considered or construed in any manner as an actual investment of the Account. The Plan Administrator will not be responsible in any manner to any Participant, Beneficiary or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of a Deemed Investment Option. Without limiting the foregoing, the Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Plan Administrator, or trust, if any. The Participant (or Beneficiary) shall at all times remain an unsecured creditor of the Company. Any liability or obligation of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by this Plan.
5.2    Participant’s Allocation of Deemed Investment Options. A Participant shall have the right to direct the Plan Administrator as to how the Participant’s Deferral Amounts, Discretionary Contributions, and Matching Contributions shall be deemed to be invested among the Deemed Investment Options offered under the Plan, subject to any operating rules and procedures imposed by the Plan Administrator. As of each Valuation Date, the Participant’s Account(s) will be credited or debited to reflect the performance of the Deemed Investment Options elected by the Participant. If a Deemed Investment Option selected by the Participant sustains a loss, the Participant’s Account(s) shall be reduced to reflect such loss. If a Participant fails to elect a Deemed Investment Option, the Deemed Investment shall be based on an investment alternative selected for this purpose by the Plan Administrator. During payout, the Participant’s Account(s) shall continue to be credited with Deemed Investment gains or losses based on the Deemed Investment Options selected by the Participant and made available by the Plan Administrator for such purpose.
5.3    Participant Responsibilities. Each Participant is solely responsible for any and all consequences of his or her investment directions made pursuant to this Article 5. Neither the Company, any of its directors, officers or employees, nor the Plan Administrator, has any responsibility to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Participant pursuant to this Article 5.
5.4    Valuation of Account(s). The Participant’s Account(s) as of each Valuation Date shall consist of the balance of the Participant’s Account(s) as of the immediately preceding Valuation Date, plus the Participant’s Deferral Amounts, Discretionary Contributions, and Matching Contributions, if any, that have been credited, plus Deemed Investment gains or losses, minus the amount of any distributions made and any applicable tax withheld since the immediately preceding Valuation Date.
5.5    Required Investment of Company Assets. Notwithstanding anything contained herein to the contrary, the Company reserves the right to invest its assets, including any assets that may have been set aside for the purpose of informally funding the benefits to be provided under the Plan, at its own discretion, and such assets shall remain the property of the Company, or may be held in a trust, as the case may be, subject to the claims of the general creditors of the Company, and the Participant shall not have any right to any portion of such assets other than as an unsecured general creditor of the Company.
ARTICLE 6
Vesting / Forfeitures / Taxes
6.1    Deferral Account. A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Account.

6.2    Discretionary Contribution Account. Except for an event of forfeiture described in Section 6.5, and unless otherwise described in a Participant’s Participation Agreement, a Participant’s Discretionary Contribution Account shall become one hundred percent (100%) vested after the Participant completes three (3) Years of Plan Participation.
6.3    Matching Contribution Account. Except for an event of forfeiture described in Section 6.5, and unless otherwise described in a Participant’s Participation Agreement, a Participant’s Matching Contribution Account shall become one hundred percent (100%) vested after the Participant completes five (5) Years of Plan Participation.
6.4    Acceleration of Vesting. Notwithstanding the foregoing vesting schedules, a Participant shall become one hundred percent (100%) vested in his or her Accounts upon the earliest of the following events to occur while employed by the Company: (a) death; (b) Disability; or (c) a Change in Control. Additionally, the Company may accelerate vesting at any time in its sole discretion.
6.5    Forfeitures. Notwithstanding any provision in the Plan to the contrary, in the event a Participant’s employment with the Company is terminated for Cause, no benefits of any kind will be due or payable by the Company under the terms of this Plan from the Discretionary Contribution Account or Matching Contribution Account, whether vested or unvested, and all rights of the Participant, his or her designated Beneficiary, executors, or administrators, or any other person, to receive payments thereof shall be forfeited. Additionally, a Participant will forfeit any portion of an Account that is non-vested upon Separation from Service.
6.6    Taxes and Withholding. Deferral Amounts, Discretionary Contributions, Matching Contributions and Deemed Investment gains and/or losses are subject to the Federal Insurance Contribution Act (FICA) and the Federal Unemployment Tax Act (FUTA) to the extent provided under applicable Code provisions, and benefits payable under the Plan are subject to all applicable federal, state, city, income, employment or other taxes as may be required to be withheld or paid. A Participant is solely responsible for the payment of all individual tax liabilities relating to any such benefits.
ARTICLE 7
Payment of Benefits
7.1    Payments in General.
(a)    Amount of Benefit. A Participant (or, in the event of the death of the Participant, the Participant’s designated Beneficiary) shall be entitled to a benefit equal to the Participant’s vested Account balance as of the earliest payment event to occur under Article 7.
(b)    Source of Payments. The Company will pay, from its general assets, the portion of any benefit payable pursuant to this Article 7 that is attributable to a Participant’s Account, and all costs, charges and expenses relating thereto.

(c)    Subsequent Deferral Elections. Upon the Company’s approval, a Participant may delay the time of a payment or change the form of payment as expressly provided under this Section 7.1(c) and Section 409A (hereinafter, a “Subsequent Deferral Election”). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays payment or changes the form of payment is permitted only if all of the following requirements are met:
(i)    The Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made and approved by the Plan Administrator;
(ii)    If the Subsequent Deferral Election relates to a payment based on Separation from Service or at a specified time, the Subsequent Deferral Election must result in payment being deferred for a period of not less than five (5) years from the date the amount would have otherwise been payable;
(iii)    If the Subsequent Deferral Election relates to a payment at a specified time, the Participant must make the Subsequent Deferral Election not less than twelve (12) months before the date the first amount was scheduled to be paid.
For purposes of applying this Section 7.1(c), installment payments shall be treated as a “single payment.” Any election made pursuant to this Section shall be made on such Election Forms or electronic media as is required by the Plan Administrator, in accordance with the rules established by the Plan Administrator and shall comply with all requirements of Section 409A.
(d)    Calculation of Installments. In the event that a benefit is to be paid in installments, the amount of each installment shall be determined by dividing the value of the Participant’s Account(s) as of the date of the payment event (or on the anniversary of the payment event for subsequent installments) by the number of installments remaining to be paid. (By way of example, if payments are to be made in annual installments over a period of two (2) years, the first payment shall equal 1/2 of the Account balance. The final installment payment shall be equal to the balance of the Account(s), calculated as of the applicable anniversary date.) Any unpaid Account balance shall continue to be deemed to be invested, in which case any deemed income, gains, losses, or expenses shall be reflected in the actual payments. Notwithstanding the foregoing, if the vested Account balance at the due date of the first installment is fifty thousand dollars ($50,000.00) or less, payment of the vested Account balance shall be made instead in a single lump sum and no installments shall be available hereunder.
7.2    Separation from Service. In the event of a Participant’s Separation from Service, including death, the Participant shall be paid his or her vested Account balance, calculated as of Separation from Service, in two (2) annual installments. The first installment shall commence within ninety (90) days following Separation from Service, with subsequent installments, being paid on the anniversary of the first installment and in accordance with Section 7.1(d). In the event of a Participant’s death after installments have commenced but prior to receiving complete payment of installments owed for this benefit, the Company shall continue to pay any remaining installments in accordance with the schedule the installments would have been paid to the Participant had the Participant survived.
7.3    Payment due to an Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Plan Administrator, a payment of all or a portion of his or her vested Account balance in a lump sum payment due to an Unforeseeable Emergency. The Plan Administrator shall have the sole discretion to determine, in accordance with the standards under Section 409A, whether to grant such a request and the amount to be paid pursuant to such request.
(a)    Determination of Unforeseeable Emergency. Whether a Participant is faced with an Unforeseeable Emergency permitting a lump sum payment is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment).
(b)    Payment of Account. Payment shall be made within thirty (30) days following the determination by the Plan Administrator that a payment will be permitted.
7.4    Specified Employee of a Public Company. If a Participant is considered a “specified employee” of a public company, pursuant to Code Section 409A(a)(2)(B)(i), then solely to the extent necessary to avoid penalties under Section 409A, payments to be made as a result of a Separation from Service under this Article may not commence earlier than six (6) months after the Participant’s Separation from Service. In the event a distribution is delayed pursuant to this paragraph, any amounts otherwise payable during the six months shall be accumulated and paid in a lump sum on the first day of the seventh month following Separation from Service.
7.5    Accelerations. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Company (without any direct or indirect election on the part of any Participant), in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (a) in limited cashouts (but not in excess of the limit under Code Section 402(g)(1)(B)); (b) to pay employment-related taxes; or (c) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).
7.6    Rights of Participant and Beneficiary.
(a)    Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Company to make payments to a Participant or Beneficiary in the future and shall be a liability solely against the general assets of the Company. The Company shall not be required to segregate, set aside or escrow any amounts for the benefit of a Participant or Beneficiary. A Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and may look only to the Company and its general assets for payment of benefits under the Plan.
(b)    Investments. In its sole discretion, the Company may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Company to meet its anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Company. A Participant and his or her designated Beneficiary shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets. In the event that the Company purchases an insurance policy or policies insuring the life of a Participant or Employee, to allow the Company to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Company shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any director, “highly compensated employee,” or “highly compensated individual,” as defined in Code Section 101(j) shall be acquired before satisfying the Code Section 101(j) “Notice and Consent” requirements.
7.7    Discharge of Obligations. The payment to the Participant or his or her Beneficiary of the Account balance in full shall discharge all obligations of the Company to such Participant or Beneficiary under the Plan.
ARTICLE 8
Beneficiary Designation
8.1    Designation of Beneficiaries.
(a)    A Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Company, and shall be effective only when signed by the Participant and filed with the Company during the Participant’s lifetime.

(b)    In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Company shall pay the benefit payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Company may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.
(c)    A Participant’s designation of a Beneficiary will not be revoked or changed automatically by any future marriage or divorce. Should the participant wish to change the designated Beneficiary in the event of a future marriage or divorce, the Participant will have to do so by means of filing a new designation.
(d)    If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Company may distribute the payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Company deems to be appropriate.
8.2    Information to be furnished by Participant and Beneficiary; Inability to Locate Participant or Beneficiary. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Company’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address.
8.3    Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person legally declared incompetent, or to a person legally deemed incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to payment of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.
ARTICLE 9
Amendment and Termination
9.1    Right to Amend. The Company may amend the Plan at any time and in any manner, except that no amendment may adversely affect a benefit to which a Participant or the Beneficiary of a deceased Participant is entitled under the Plan as of the later of the adoption date or effective date of the amendment without the written consent of the Participant or Beneficiary.

9.2    Amendment to Insure Proper Characterization of the Plan. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Company at any time, retroactively if required, if found necessary, in the opinion of the Company, in order to ensure that the Plan is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), to conform the Plan to the provisions of Section 409A and to conform the Plan to the requirements of any other applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.
9.3    Company’s Right to Suspend Plan. The Company reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, in its sole discretion. In the event of a suspension of the Plan, during the period of the suspension, the Company shall continue all aspects of the Plan other than crediting Discretionary and Matching Contributions, and Deferral Amounts shall be suspended effective with the first day of the Plan Year following the date the Plan is suspended. Payments of distributions will continue to be made during the period of the suspension in accordance with Article 7.
9.4    Plan Termination and Liquidation under Section 409A. Notwithstanding anything to the contrary in Section 9.4, any acceleration of the payment of benefits due to Plan termination and liquidation shall comply with the following subparagraphs, but only as permitted in accordance with Section 409A and Treasury Regulation §1.409A-3(j)(4)(ix). The Company may distribute the vested balance of all Participants’ Accounts, determined as of the date of the termination of the Plan, subject to the terms below.
(a)    Upon the Company’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulation §1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Company; (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination; and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
(b)    Upon the Company’s dissolution taxed under Code Section 331, or with approval of a bankruptcy court, provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable; or
(c)    Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Company’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the Plan.
ARTICLE 10
Plan Administration
10.1    Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by the Company, the Participants, or Beneficiaries. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.
10.2    Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
(a)    To construe and interpret the terms and provisions of this Plan and to reconcile any inconsistency, in its sole and absolute discretion;
(b)    To compute and certify the amount payable to a Participant and his or her Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;
(c)    To maintain all records that may be necessary for the administration of this Plan;
(d)    To provide for the disclosure of all information and the filing or provision of all reports and statements to a Participant, Beneficiaries, and governmental agencies as shall be required by law;
(e)    To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan so long as no such rules or procedures are not inconsistent with the terms hereof;
(f)    To administer this Plan’s claims procedures;
(g)    To approve the forms and procedures for use under this Plan; and
(h)    To employ such persons or organizations, including without limitation, actuaries, attorneys, accountants, independent fiduciaries, recordkeepers and administrative consultants, to render advice or perform services with respect to the responsibilities of the Plan Administrator under the Plan.

10.3    Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.
10.4    Compensation and Expenses. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Company to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company.
10.5    Compliance with Section 409A.
(a)    Notwithstanding anything contained herein to the contrary, the interpretation and distribution of the Participant’s benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.
(b)    The intent of this Section is to ensure that the Participant is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(1) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Participant under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.
ARTICLE 11
Claims Procedure
11.1    Claims Procedure. This Article is based on Department of Labor Regulation §2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:
(a)    Initiation – Written Claim. The Claimant initiates a claim by submitting a written request for the benefits to the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained.

(b)    Timing of Company Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. In the event that the claim for benefits pertains to Disability, the Plan Administrator shall provide written response within forty-five (45) days, but can extend this response period by an additional thirty (30) days, if necessary, due to circumstances beyond the Plan Administrator’s control. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.
(c)    Notice of Decision. If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
(i)    The specific reasons for the denial;
(ii)    A reference to the specific provisions of the Plan on which the denial is based;
(iii)    A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;
(iv)    An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and
(v)    A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
11.2    Review Procedure. If the Plan Administrator denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:
(a)    Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.
(b)    Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.
(c)    Considerations on Review. In considering the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)    Timing of Company Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.
(e)    Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:
(i)    The specific reasons for the denial;
(ii)    A reference to the specific provisions of the Plan on which the denial is based;
(iii)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and
(iv)    A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
11.3    Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
11.4    Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.
11.5    Failure of Plan to Follow Procedures. If the Plan fails to establish or follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to immediately pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.
11.6    Arbitration. If a Claimant continues to dispute the benefit denial based upon completed performance of the Plan or the meaning and effect of the terms and conditions thereof, then the Claimant must submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Company and the Claimant. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination. Where a dispute arises as to the Company’s discharge of the Participant for Cause, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.
ARTICLE 12
Miscellaneous
12.1    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
12.2    Nonassignability. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If the Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.
12.3    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and a Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company as an Employee or otherwise or to interfere with the right of the Company to discipline or discharge the Participant at any time.
12.4    Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of California, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).
12.5    Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.
12.6    Coordination with Other Benefits. The benefits provided for a Participant or the Participant’s Beneficiary under this Plan are in addition to any other benefits available to the Participant under any other plan or program for employees of the Company. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.
12.7    Unclaimed Benefits. In the case of a benefit payable on behalf of a Participant, if the Plan Administrator is unable to locate the Participant or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Company upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, a Participant or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Participant or Beneficiary, without interest, from the date it would have otherwise been paid.
[signature page follows]

IN WITNESS WHEREOF, the Company executes this Plan as of the date first written above.

PROVIDENCE ADMINISTRATIVE CONSULTING SERVICES, INC.:

By:	/s/ Derick Apt

Title:	Treasurer

Printed Name:	Derick Apt